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                                                                     EXHIBIT 3.a
                          COMMONWEALTH OF PENNSYLVANIA
                              DEPARTMENT OF STATE
                               CORPORATION BUREAU

                           ARTICLES OF INCORPORATION
                                       OF
                          JLK DIRECT DISTRIBUTION INC.

     The undersigned, intending to form a corporation under the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. ss.ss. 1101 et seq.), hereby certifies as follows:

     FIRST. The name of the Corporation is JLK Direct Distribution Inc.

     SECOND. The address of the Corporation's initial registered office in the Commonwealth of Pennsylvania is State Route 981 South, P.O. Box 231, Latrobe, PA 15650-0231.

     THIRD. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988, as amended (15 Pa. C.S. ss.ss. 1101 et seq.) (the "BCL").

     FOURTH. The Corporation shall have the power to create and issue a total of 150,000,000 shares of capital stock.

     (i) The shares of capital stock of the Corporation shall be divided into 75,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), 50,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and 25,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock shall be divided into one or more series as the Board of Directors may determine as hereinafter provided.

     (ii) Except as provided in Section (vii)(e) of this Article FOURTH, the holders of Class A Common Stock shall have one (1) vote per share on all matters to be voted on by the shareholders, and the holders of Class B Common Stock shall have ten (10) votes per share on all matters to be voted on by the shareholders. The holders of capital stock entitled to vote in the election of directors shall not be entitled to cumulate their votes in the election of directors; provided, however, that the holders of capital stock entitled to vote in the election of directors shall be entitled to cumulate their votes in the election of directors beginning on the date (the "Control Termination Date") on which Kennametal Inc., a Pennsylvania corporation ("Kennametal"), and its affiliates (other than the Corporation or its subsidiaries) (Kennametal, together with its affiliates (other than the Corporation and its subsidiaries), being known as the "Kennametal


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          Group") no longer beneficially own 40% or more of the then outstanding aggregate number of shares of Class A Common Stock and Class B Common Stock.

     (iii)At each annual meeting of the shareholders, the shareholders shall elect directors to hold office for a one (1) year term; provided, however, that on or as promptly as reasonably practicable after the Control Termination Date:

          (a) The then current Board of Directors, by a majority vote, will divide the then current directors into three (3) classes which shall be as nearly equal in number as possible, designated as Class I, Class II or Class III, with terms that expire at the next, second and third succeeding annual meeting of the shareholders, respectively;

          (b) The then current directors shall serve as directors of the Corporation for the respective terms of the class of which they are members; and

          (c) At each annual meeting of the shareholders thereafter, the shareholders shall elect directors of the class whose term then expires to hold office until the third (3rd) succeeding annual meeting.

     (iv) Holders of Class A Common Stock and Class B Common Stock shall be entitled to share in an equal amount per share in any dividend or distribution declared by the Board of Directors. Dividends or distributions consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows:

          (a) Shares of Class A Common Stock may be paid only to holders of Class A Common Stock;

          (b) Shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and

          (c) Shares shall be paid proportionately with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

     (v) In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Class A Common Stock and Class B Common Stock will be entitled to share in an equal amount per share of such amount as shares of common stock are entitled to by law.

     (vi) After a Tax-Free Spin-Off (as defined below), shares of the Class A Common Stock shall convert, on a one-for-one basis, into shares of the Class B Common Stock at the option of the holder thereof upon any

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          person (other than any member of the Kennametal Group) or any group of persons agreeing to act together for the purpose of acquiring, holding, voting or disposing of shares of the Class B Common Stock (other than a group of any or all members of the Kennametal Group) making an offer, which the Board of Directors deems to be a bona fide offer, to purchase five percent (5%) or more of the Class B Common Stock for cash, other securities and/or property without making a similar offer for the shares of the Class A Common Stock; provided, however, that such conversion shall be effective upon receipt in writing by the Corporation prior to such termination, recission or completion of notice from such holder of his/her/its election to exercise such option; provided further, however, that the shares of the Class A Common Stock may be so converted only during the period in which such bona fide offer is in effect and that any share of Class A Common Stock so converted and not acquired by such offeror prior to the termination, recission or completion of such offer will automatically reconvert to a share of the Class A Common Stock upon such termination, rescission or completion.

     (vii)A Share of the Class B Common Stock shall convert, on a one-for-one basis, into a share of the Class A Common Stock in the following circumstances:

          (a) While such share is held by any member of the Kennametal Group, at the option of such holder prior to a Tax-Free Spin-Off; provided, however, that such conversion shall be effective upon receipt in writing by the Corporation prior to the closing of a Tax-Free Spin-Off of notice from such holder of his/her/its election to exercise such option;

          (b) Automatically on the Control Termination Date if it occurs prior to a Tax-Free Spin-Off;

          (c) Automatically upon a transfer of such share to a person other than any member of the Kennametal Group or upon any member of the Kennametal Group holding such share ceasing to be a member of the Kennametal Group, provided, however, that any shares of Class B Common Stock transferred to shareholders of Kennametal in a transaction intended to be on a tax-free basis under the Internal Revenue Code of 1986, as amended (a "Tax-Free Spin-Off"), shall not convert to shares of Class A Common Stock upon or following a Tax-Free Spin-Off unless and until so converted pursuant to Sections (vii)(d), (e) or (f) of this Article FOURTH;

          (d) Automatically upon the fifth (5th) anniversary of a Tax-Free Spin-Off, provided, however, that prior to such Tax-Free Spin-Off, no such conversion shall occur if Kennametal delivers to the Corporation written advice of counsel reasonably satisfactory to

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               the Corporation (which shall include Kennametal's General
               Counsel) to the effect that either:

               (A) Such conversion could adversely affect the ability of Kennametal to obtain a favorable ruling from the Internal Revenue Service (the "IRS") that the distribution would be a Tax-Free Spin-Off; or

               (B) The IRS has adopted a general non-ruling policy on tax-free spin-offs and that such conversion could adversely affect the status of the distribution as a Tax-Free Spin-Off;

          (e) In the event the Corporation receives the written advice of counsel pursuant to Section (d) of this Article FOURTH, automatically upon the approval by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, voting together as a single class with each share entitled only to one (1) vote for such purpose, at a meeting of the shareholders which shall be called by the Corporation for such purpose as soon as practicable after the fifth (5th) anniversary of the Tax-Free Spin-Off, provided, however, that the Corporation shall call no such meeting, no such meeting shall be held, and no such vote shall be taken if Kennametal delivers to the Corporation written advice of counsel reasonably satisfactory to the Corporation (which shall include Kennametal's General Counsel) prior to such fifth (5th) anniversary that such vote could adversely affect the status of the distribution as a Tax-Free Spin-Off, including the ability to obtain a favorable ruling from the IRS;

          (f) At the option of the holder thereof upon any person (other than any member of the Kennametal Group) or any group of persons agreeing to act together for the purpose of acquiring, holding, voting or disposing shares of the Class A Common Stock (other than a group of any or all members of the Kennametal Group) making an offer, which the Board of Directors deems to be a bona fide offer, to purchase five percent (5%) or more of the Class A Common Stock for cash, other securities and/or property without making a similar offer for the shares of the Class B Common Stock; provided that such conversion shall be effective upon receipt in writing by the Corporation of notice prior to such termination, recission or completion from such holder of his/her/its election to exercise such option; provided further, however, that the shares of the Class B Common Stock may be so converted only during the period in which such bona fide offer is in effect and that any share of Class B Common Stock so converted and not acquired by such offeror prior to the termination, recission or completion of such offer will

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               automatically reconvert to a share of the Class B Common Stock upon such termination, rescission or completion.

    (viii)Any issued and outstanding shares of capital stock of the Corporation which are repurchased by the Corporation shall be deemed to be issued but not outstanding. The Board may, by resolution, restore any or all of such issued but not outstanding shares to the status of authorized but unissued shares immediately prior to the reissuance thereof and thereafter reissue such shares.

    (ix) Redeemable shares of capital stock that have been called for redemption (other than those held beneficially by any member of the Kennametal Group) shall not be entitled to vote on any matter and shall not be deemed outstanding shares as of the date specified in the written notice mailed to shareholders thereof indicating that the shares have been called for redemption. Redeemable shares of capital stock held beneficially by any member of the Kennametal Group that have been called for redemption shall be entitled to vote on any matter and shall be deemed outstanding shares until such time as they have been redeemed by the Corporation, notwithstanding that written notice has been mailed to holders thereof that the shares have been called for redemption and that a sum sufficient to redeem the shares has been deposited with a specified financial institution with irrevocable instruction and authority to pay the redemption price to the holders of the shares on the redemption date, or upon surrender of certificates therefor, and the sum has been so deposited.

    (x) Notwithstanding the foregoing Sections (iv) and (v) of this Article FOURTH, the Class A Common Stock and the Class B Common Stock shall be subject to the prior rights of holders of any series of Preferred Stock outstanding according to the preferences, if any, of such series as the Board of Directors may determine as hereinafter provided. The Preferred Stock may be divided into one or more classes or series as determined by the Board of Directors as hereinafter provided. Each class or series of Preferred Stock may have full, limited, multiple, fractional or no voting rights, and such designations, preferences, limitations, qualifications, privileges, options, restrictions and special rights as determined by the Board of Directors as hereinafter provided. The division of the Preferred Stock into classes or series, the determination of the designation and the number of shares of any such class or series and the determination of the voting rights, preferences, limitations, qualifications, privileges, options, restrictions and special rights of the shares of any such class or series may be accomplished by an amendment to this Article FOURTH, which amendment may be made solely by action of the Board of Directors, which shall have the full authority permitted by law to make such divisions and determinations. Unless otherwise provided in a resolution or resolutions establishing any particular class or series of Preferred Stock, the aggregate number of authorized shares of

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          Preferred Stock may be increased by an amendment to the Articles approved solely by the holders of the Class A Common Stock and the Class B Common Stock and of any Preferred Stock which is entitled pursuant to its voting rights designated by the Board of Directors to vote thereon, if at all, voting together as a class.

     FIFTH. The name and address of the sole incorporator is Lewis U. Davis, Jr., One Oxford Centre, 301 Grant Street, 21st Floor, Pittsburgh, PA 15219-1410.

     SIXTH. The purpose of the Corporation shall be to engage in all lawful business for which corporations may be incorporated under the BCL, provided, however, that until the day after the third (3rd) annual meeting of shareholders held after the Control Termination Date:

     (i) The Corporation shall not, directly or indirectly (whether through a subsidiary of, or any other person controlled by, the Corporation) for its own account or for the account of another, engage in manufacturing metalworking tools, inserts or related products, including, but not limited to, cutting tools, carbide and other tool inserts, abrasives, drills, machine tool accessories, hand tools and other industrial supplies (the "Metalworking Products");

     (ii) The Corporation may, directly or indirectly (whether through a subsidiary of, or any other person controlled by, the Corporation), engage in the business of distributing the Metalworking Products through a direct marketing program comprised of catalog, telephone, showroom and similar direct marketing efforts (the "Direct Marketing Business") and through integrated industrial supply programs in which the Corporation carries out all aspects of complex metalworking supply processes for industrial manufacturers, including, but not limited to, needs assessment, cost analysis, procurement planning, supplier selection, "just-in-time" restocking of supplies and ongoing technical support (together with the Direct Marketing Business, the "Base Business");

     (iii)The Corporation shall not, directly or indirectly (whether through a subsidiary of, or any other person controlled by, the Corporation), engage in any business or activity other than the Base Business unless the Corporation receives the consent of Kennametal or the affirmative vote of a majority of the votes cast by all shareholders of the Corporation entitled to vote thereon, provided that no person (including any member of the Kennametal Group acting in any capacity with respect to the Corporation) shall be liable for breach of fiduciary duty as a shareholder or controlling person of the Corporation, or otherwise, by reason of such person consenting to or voting in favor of, or not consenting to or voting against, authorization for the Corporation to engage in any business or activity other than the Base Business;

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     (iv) Unless Kennametal consents otherwise, in connection with the Direct
          Marketing Business, the Corporation shall purchase all Metalworking Products required for distribution through such channel from the Kennametal Group, and shall not purchase Metalworking Products from any other supplier, excluding, however, products that are not available to the Direct Marketing Business from any member of the Kennametal Group; and

     (v) No opportunity, transaction, agreement or other arrangement to which any member of the Kennametal Group is a party shall be a corporate opportunity of the Corporation, directly or indirectly (whether through a subsidiary of, or any other person controlled by, the Corporation), unless such opportunity, transaction, agreement or other arrangement shall have been initially offered to the Corporation or its subsidiaries before it is offered to any member of the Kennametal Group and either:

          (a) The Corporation or its subsidiaries has an enforceable contractual interest in such opportunity, transaction, agreement or other arrangement; or

          (b) The subject matter of such opportunity, transaction, agreement or other arrangement is a constituent element of an activity in which the Corporation or its subsidiaries is then actively engaged;

          provided, however, that even if either of the foregoing conditions is met, such fact alone does not conclusively render such opportunity the property of the Corporation or its subsidiaries.

     SEVENTH. Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting; provided, however, that such shareholders shall not be entitled to take any action upon such written consent after the Control Termination Date. Such consents shall be filed with the secretary of the Corporation, and the action shall become effective immediately upon its authorization, or at such later time as shall be specified in such consent, but prompt notice of the action shall be given to those shareholders entitled to vote thereon who have not consented thereto.

     EIGHTH. Prior to the Control Termination Date, special meetings of the shareholders may be called at any time by any member of the Kennametal Group holding shares of the capital stock entitled to vote in the election of directors. No other shareholders shall be entitled to call a special meeting of shareholders.

     NINTH. Prior to the Control Termination Date, the entire Board of Directors, any class of directors or any individual director may be removed from office, without assigning any cause, by the vote of the shareholders or of the holders of a class or series of shares entitled

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to elect such directors or director. On and after the Control Termination Date, the entire Board of Directors, any class of directors or any individual director may be removed from office by the vote of the shareholders or of the holders of a class or series of shares entitled to elect such directors or director only for Cause (as hereinafter defined). In the event that the Board of Directors, a class of the Board of Directors or any one (1) or more directors is so removed, new directors may be elected at the same meeting. "Cause" shall mean any one (1) of the following:

     (i)  A judicial declaration that a director is of unsound mind;

     (ii) A director is convicted of an offense punishable by imprisonment for a term of more than one year;

     (iii)A director breaches or fails to perform the statutory duties of said director's office and the breach or failure constitutes self-dealing, willful misconduct or recklessness; or

     (iv) Within one hundred eighty (180) days after notice of his or her election a director does not accept such office either in writing or by attending a meeting of the Board of Directors.

     TENTH. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereinafter amended, permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. Any amendment or repeal of this Article which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to its adoption.

     ELEVENTH. The control transaction provisions contained in Subchapter E, the business combination provisions contained in Subchapter F, the control share acquisition provisions contained in Subchapter G and the disgorgement provisions contained in Subchapter H, each of the BCL, shall not be applicable to the Corporation. Section 2538 of the BCL shall not be applicable to any member of the Kennametal Group for so long as any such member is considered an "interested shareholder" pursuant to Section 2538.

     TWELFTH. Notwithstanding any provision of law or the Articles of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of all of the holders of the outstanding capital stock of the Corporation entitled to vote, voting together as a single class, shall be required in order to amend, alter or repeal, or to adopt any provision inconsistent with, Article SIXTH before the Control Termination Date.

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     EXECUTED as of this 28th day of April, 1997.

                                    /s/ LEWIS U. DAVIS, JR.
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                                        Lewis U. Davis, Jr., Sole Incorporator


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